Exhibit (99.10)

ISSN 1718-8369

Volume 2, number 7	December 21, 2007

AS AT OCTOBER 31, 2007

October 2007 highlights

☐            The budgetary balance for October 2007 shows revenue lagging expenditure by $599 million.

☐            Budgetary revenue amounts to $4.6 billion, an increase of $116 million compared to last year. Own-source revenue stands at $3.5 billion, while federal transfers amount to $1.1 billion.

☐            Program spending is up by $293 million compared to October 2006 and stands at $4.6 billion. This increase is attributable, in particular, to the rise in spending relating to the health and social services network.

☐            Debt service stands at $593 million, an amount comparable to last year’s.

☐            The payments to the Generations Fund amount to $225 million, including the additional payment of $200 million made last October 1 further to the use of part of the budgetary reserve.

						Update on Québec's
					May 24, 2007	Economic and
	October[1]		April to October[1]		Budget	Financial Situation
	2006[3]	2007	2006-2007[3]	2007-2008	2007-2008	2007-2008	Growth[2] %

BUDGETARY REVENUE
Own-source revenue	3 552	3 478	27 047	27 874	47 953	48 453	- 1.9
Federal transfers	914	1 104	6 356	7 638	13 174	13 262	20.3
Total	4 466	4 582	33 403	35 512	61 127	61 715	2.1
BUDGETARY EXPENDITURE
Program spending	- 4 270	- 4 563	- 30 396	- 31 700	- 53 913	- 54 104	4.3
Debt service	- 586	- 593	- 3 987	- 4 046	- 7 244	- 6 989	0.9
Total	- 4 856	- 5 156	- 34 383	- 35 746	- 61 157	- 61 093	3.9
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	32	- 25	146	- 45	30	41	—
REVENUE DEDICATED TO THE GENERATIONS FUND[4]	—	25	—	181	453	453	—
IMPACT OF THE ACCOUNTING REFORM	—	—	—	—	—	- 663	—
BUDGETARY BALANCE BEFORE PAYMENTS TO THE GENERATIONS FUND AND USE OF THE BUDGETARY RESERVE	- 358	- 574	- 834	- 98	453	453	—
Use of part of the budgetary reserve	—	200	—	200	200	200	—
Payments to the Generations Fund	—	- 225	—	- 381	- 653	- 653	—
BUDGETARY BALANCE[5]	- 358	- 599	- 834	- 279	0	0	—

1              This report does not reflect the changes in accounting methods announced in the reform of the government’s accounting policies.

2              According to the Update on Québec’s Economic and Financial Situation tabled on December 11, 2007.

3              Some comparative figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

4              The Generations Fund began operations on January 1, 2007.

5              Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

Cumulative results as at October 31, 2007

Budgetary balance

☐            Consistent with the historical trend, the cumulative results for the first seven months of the year show revenue lagging expenditure.

☐            For the period from April to October 2007, the budgetary balance shows expenditure exceeding revenue by $279 million. This is an improvement of $555 million compared to last year’s results.

Budgetary revenue

☐            Budgetary revenue since the beginning of the year amounts to $35.5 billion, an increase of $2.1 billion compared to the same period last year.

☐            Own-source revenue stands at $27.9 billion, $827 million more than as at October 31, 2006. This improvement is attributable in particular to economic growth, resulting in increased revenue from personal income tax and the sales tax.

☐            Federal transfers amount to $7.6 billion for the first seven months of the current fiscal year, an increase of $1.3 billion compared to the same period in 2006-2007.

Budgetary expenditure

☐            As at October 31, 2007, budgetary expenditure amounts to $35.7 billion, an increase of $1.4 billion compared to last year.

☐            Program spending is up by $1.3 billion compared to last year and stands at $31.7 billion. The most significant changes are in the Health and Social Services ($609 million) and the Education and Culture ($442 million) missions.

☐            Debt service amounts to $4.0 billion, up $59 million compared to October 31, 2006.

Generations Fund

☐            The payments to the Generations Fund amount to $381 million, including the additional payment of $200 million made further to the use of part of the budgetary reserve.

Net financial requirements

☐            For the period from April to October 2007, consolidated net financial requirements stand at $1.7 billion, a decline of $1.4 billion compared to last year.

☐            This reduction is attributable to the $736-million improvement in the consolidated budgetary balance and a decline in consolidated non-budgetary requirements of $614 million.

	October			April to October
	2006	2007	Changes	2006-2007	2007-2008	Changes

BUDGETARY REVENUE
Own-source revenue	3 552	3 478	- 74	27 047	27 874	827
Federal transfers	914	1 104	190	6 356	7 638	1 282
Total	4 466	4 582	116	33 403	35 512	2 109
BUDGETARY EXPENDITURE
Program spending	- 4 270	- 4 563	- 293	- 30 396	- 31 700	- 1 304
Debt service	- 586	- 593	- 7	- 3 987	- 4 046	- 59
Total	- 4 856	- 5 156	- 300	- 34 383	- 35 746	- 1 363
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	32	- 25	- 57	146	- 45	- 191
Revenue dedicated to the Generations Fund	—	25	25	—	181	181
Use of part of the budgetary reserve	—	200	200	—	200	200
Payments to the Generations Fund	—	- 225	- 225	—	- 381	- 381
BUDGETARY BALANCE[1]	- 358	- 599	- 241	- 834	- 279	555
Revenue dedicated to the Generations Fund	—	25	25	—	181	181
CONSOLIDATED BUDGETARY BALANCE	- 358	- 574	- 216	- 834	- 98	736
Consolidated non-budgetary surplus (requirements)	713	572	- 141	- 2 226	- 1 612	614
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	355	- 2	- 357	- 3 060	- 1 710	1 350

1            Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

	October			April to October
			Changes			Changes
Revenue by source	2006	2007	%	2006-2007	2007-2008%
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 123	1 171	4.3	9 720	10 728	10.4
Contributions to Health Services Fund	388	406	4.6	2 985	3 075	3.0
Corporate taxes	409	357	- 12.7	2 257	2 268	0.5
Consumption taxes	1 086	957	- 11.9	7 430	7 874	6.0
Other sources	220	238	8.2	1 438	1 625	13.0
Total	3 226	3 129	- 3.0	23 830	25 570	7.3
Revenue from government enterprises	326	349	7.1	3 217	2 304	- 28.4
Total own-source revenue	3 552	3 478	- 2.1	27 047	27 874	3.1
Federal transfers
Equalization	467	597	27.8	3 206	4 177	30.3
Health transfers	297	313	5.4	2 099	2 162	3.0
Transfers for post-secondary education and other social programs	85	120	41.2	606	805	32.8

Other programs	65	74	13.8	445	494	11.0
Total federal transfers	914	1 104	20.8	6 356	7 638	20.2
TOTAL BUDGETARY REVENUE	4 466	4 582	2.6	33 403	35 512	6.3

	October			April to October
			Changes			Changes
Expenditures by mission	2006	2007	%	2006-2007	2007-2008%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 752	1 850	5.6	12 848	13 457	4.7
Education and Culture	1 114	1 193	7.1	8 193	8 635	5.4
Economy and Environment	497	548	10.3	3 603	3 798	5.4
Support for Individuals and Families	415	446	7.5	2 997	3 099	3.4
Administration and Justice	492	526	6.9	2 755	2 711	- 1.6
Total program spending	4 270	4 563	6.9	30 396	31 700	4.3
Debt service	586	593	1.2	3 987	4 046	1.5
TOTAL BUDGETARY EXPENDITURE	4 856	5 156	6.2	34 383	35 746	4.0

For information on this monthly report, contact Luc Monty at (418) 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.